Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Joe Giordano, CFO & Treasurer
Phone: (574) 535-1125
E Mail: drew@drewindustries.com

DREW INDUSTRIES REPORTS 2013 FOURTH QUARTER AND FULL-YEAR RESULTS

Elkhart, Indiana – February 13, 2014 – Drew Industries Incorporated (NYSE: DW), a leading supplier of components for recreational vehicles (RVs) and manufactured homes, today reported net income of $11.1 million, or $0.46 per diluted share, for the fourth quarter ended December 31, 2013, compared to net income of $4.7 million, or $0.21 per diluted share, for the fourth quarter ended December 31, 2012. Net income for the 2012 fourth quarter was net of an after-tax charge of $0.9 million in connection with executive succession. Excluding this charge, net income in the fourth quarter of 2012 would have been $5.7 million, or $0.25 per diluted share.

Net sales in the fourth quarter of 2013 increased to $225 million, 12 percent higher than the 2012 fourth quarter. This sales growth was primarily the result of a 16 percent sales increase by Drew’s RV Segment, which accounted for 88 percent of consolidated net sales this quarter. RV Segment sales growth was primarily due to a 10 percent increase in industry-wide wholesale shipments of travel trailer and fifth-wheel RVs, Drew’s primary RV market. In addition, sales of recently introduced components for towable and motorhome RVs increased, as did sales to adjacent industries and the aftermarket.

The Company’s content per travel trailer and fifth-wheel RV and motorhome RV for the twelve months ended December 31, 2013 increased 1 percent to $2,716 per unit and 2 percent to $1,252 per unit, respectively.

Retail demand for travel trailer and fifth-wheel RVs increased an estimated 13 percent in 2013, following an 8 percent increase in retail demand for 2012. Dealer inventories of these types of towable RVs increased by about 15,500 units during 2013, compared to a retail sales increase of approximately 29,600 units for 2013. Industry analysts report that dealer inventories of towable RVs are in line with anticipated retail demand. Retail demand for motorhome RVs increased an estimated 30 percent in 2013, following a 6 percent increase in retail demand in 2012. Future RV industry-wide production levels will depend on the strength of future retail sales.

“The retail demand for RVs in 2013 was the largest the industry has experienced since 2007,” said Jason Lippert, Drew’s Chief Executive Officer. “The RV lifestyle continues to grow in popularity each year. Although the RV industry is sensitive to economic conditions, we are optimistic about the potential for continued long-term growth in retail demand for RVs. The strong industry fundamentals combined with our sales gains are positive signs for the future. We strive to maintain our position as a leading supplier to the industries we serve by staying ahead of the market through innovation and investing in customer support resources.”

In January 2014, as a result of the negative impact of the severe winter weather conditions during the month on industry-wide production of RVs and manufactured homes, as well as on shipments of the Company’s products, Drew’s consolidated net sales were approximately $82 million, a decline of 3 percent from January 2013. Drew’s net sales in January 2013 were 28 percent higher than January 2012. The Company estimates that industry-wide wholesale shipments of travel trailer and fifth-wheel RVs declined by 8 percent to 10 percent in January 2014 compared to January 2013 due to the severe winter weather conditions.

“As a result of the road and facility closures caused by the extreme weather conditions, industry-wide production schedules for January 2014 were delayed,” said Jason Lippert. “However, retail RV shows for the first part of 2014 have been strong, with reports of higher traffic and increased sales activity, and backlogs at our customers have increased from the prior year. As a result, we are optimistic that the production delays from January 2014 will be made up over the coming months. Further, based on open orders and scheduled shipments for February 2014, our net sales for the year to date February 2014 are projected to be ahead of the comparable period of 2013.”

“Our operating profit margins in the fourth quarter of 2013 were 7.2 percent compared to 3.4 percent in the fourth quarter of 2012,” said Scott Mereness, Drew’s President. “The fourth quarter is seasonally the slowest sales quarter of the year. The 2013 fourth quarter operating profit margins were higher than the comparable period of 2012 largely due to efficiency improvements, declines in the costs of implementing facility consolidations and realignments, and the spreading of fixed costs over a larger sales base. The labor efficiencies we realized over the past several quarters, while introducing new products and adjusting to industry and market share growth, have been significant. We continue to pursue and implement further operational efficiencies, including automation.”

The effective tax rate for the 2013 fourth quarter was 31.2 percent, lower than the full year 2013 effective tax rate of 35.7 percent, but higher than the 2012 fourth quarter effective tax rate of 29.8 percent. The fourth quarter of 2013 and 2012 benefited from federal and state tax credits, as well as the reversal of state tax reserves, due to the closure of state tax years, with a larger benefit in the 2012 period.

2013 Full-Year Results

Net sales for the year ended December 31, 2013 increased by $114 million, to a record $1.02 billion. Drew’s RV Segment net sales increased 14 percent, compared to the 10 percent increase in industry-wide wholesale shipments of travel trailers and fifth-wheel RVs. Sales growth in new markets and new products continued to be key factors in enabling Drew’s sales to exceed RV industry growth rates. Acquisitions did not have a significant impact on the increase in net sales for 2013. Significant additions to the Company’s RV product lines in recent years include advanced leveling devices, in-wall slide-out systems, and awnings. Together, net sales of these products reached $90 million in 2013 as compared to $65 million in 2012.

In 2013, Drew continued to grow outside its core RV and manufactured housing markets, with aggregate net sales of components for adjacent industries increasing 20 percent to $121 million, and aftermarket net sales increasing 21 percent to $39 million. Together, these markets now account for 16 percent of consolidated net sales, an increase from 10 percent of consolidated net sales in 2010.

“Achieving our $1 billion sales milestone was a significant accomplishment for the Company,” said Jason Lippert. “As we look towards future sales growth, we continue to identify the areas where investments are needed for long-term profitable growth. A key area of focus for the past year was our employees, and in 2013 we made solid progress at reducing employee turnover. This year we are increasing our efforts to improve employee retention, which should further improve operating efficiencies. In addition, we continually evaluate our production capacity and while certain capacity expansion plans may have a short-term negative impact on margins, over the long term these investments should allow us to improve our operating results, as well as our industry-leading customer service.”

For the full year 2013, Drew’s net income increased to $50.1 million, or $2.11 per diluted share, up from net income of $37.3 million, or $1.64 per diluted share, in 2012. Excluding charges related to executive succession in 2013 and 2012, net income would have been $51.3 million in 2013, or $2.16 per diluted share, up from net income of $38.3 million, or $1.68 per diluted share, in 2012.

At December 31, 2013, the Company had $66 million in cash and no debt, and had almost $200 million in unused credit lines. In January 2014, the Company paid a special dividend of $2.00 per share, aggregating $47 million. Return on equity for the 12 months ended December 31, 2013 improved to 16.0 percent, from 12.7 percent in the year-earlier period.

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Jason Lippert concluded, “Over the past year we have seen many positive changes for our Company, including the successful implementation of our executive succession plan, continued expansion in adjacent industries, the introduction of various new products and product improvements, and improved operating efficiencies through lean initiatives and automation. However, as much as things change, we remain committed to what has historically brought us success — focus on our customers. Overall, the past year was good for both our Company and the industries we serve, and I am confident that our management team has the ability to successfully execute our strategic goals for the long-term growth of the Company.”

Conference Call & Webcast

Drew will provide an online, real-time webcast of its fourth quarter 2013 earnings conference call on the Company’s website, www.drewindustries.com, on Thursday, February 13, 2014, at 11:00 a.m. Eastern time.

Institutional investors can access the call via the password-protected site, StreetEvents (www.streetevents.com). A replay of the call will be available by dialing (888) 286-8010 and referencing access code 84358760. A replay of the webcast will also be available on Drew’s website.

About Drew Industries

From 31 factories located throughout the United States, Drew Industries, through its wholly-owned subsidiary, Lippert ComponentsTM, supplies a full line of components for the leading manufacturers of recreational vehicles and manufactured homes. In addition, Drew manufactures components for adjacent industries including buses; trailers used to haul boats, livestock, equipment and other cargo; truck caps; modular housing; and factory-built mobile office units. Drew’s products include steel chassis; vinyl and aluminum windows and screens; slide-out mechanisms and solutions; axles and suspension solutions; furniture and mattresses; thermoformed bath, kitchen and other products; manual, electric and hydraulic stabilizer and lifting systems; chassis components; entry, baggage, patio and ramp doors; entry steps; awnings; electronics; aluminum extrusions; and other accessories. Additional information about Drew and its products can be found at www.drewindustries.com.

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Forward-Looking Statements

This press release contains certain “forward-looking statements” with respect to our financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company’s Common Stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), cash flow, and financial condition, whenever they occur in this press release are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in forward-looking statements. These factors include, in addition to other matters described in this press release, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel, steel-based components and aluminum) and other components, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, availability and costs of labor, employee retention, inventory levels of retail dealers and manufacturers, levels of repossessed products for which we sell our components, changes in zoning regulations for manufactured homes, seasonality and cyclicality in the industries to which we sell our products, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the pace of and successful integration of acquisitions, realization of efficiency improvements, the successful entry into new markets, the costs of compliance with increased governmental regulation, interest rates, oil and gasoline prices, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, and in our subsequent filings with the Securities and Exchange Commission. We disclaim any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

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DREW INDUSTRIES INCORPORATED

OPERATING RESULTS

(unaudited)

	Twelve Months Ended December 31,		Three Months Ended December 31,
(In thousands, except per share amounts)	2013	2012	2013	2012

Net sales	$1,015,576	$901,123	$224,947	$200,234
Cost of sales	802,467	732,464	176,988	164,363
Gross profit	213,109	168,659	47,959	35,871
Selling, general and administrative expenses	132,935	109,071	31,787	27,572
Executive succession	1,876	1,456	-	1,456
Operating profit	78,298	58,132	16,172	6,843
Interest expense, net	351	330	72	84
Income before income taxes	77,947	57,802	16,100	6,759
Provision for income taxes	27,828	20,462	5,023	2,014
Net income	$50,119	$37,340	$11,077	$4,745

Net income per common share:
Basic	$2.15	$1.66	$0.47	$0.21
Diluted	$2.11	$1.64	$0.46	$0.21

Weighted average common shares outstanding:
Basic	23,321	22,558	23,556	22,712
Diluted	23,753	22,828	24,082	23,138

Depreciation and amortization	$27,500	$25,665	$7,112	$6,454
Capital expenditures	$32,595	$32,026	$6,515	$10,016

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DREW INDUSTRIES INCORPORATED

SEGMENT RESULTS

(unaudited)

	Twelve Months Ended December 31,		Three Months Ended December 31,
(In thousands)	2013	2012	2013	2012

Net sales:
RV Segment:
RV original equipment manufacturers:
Travel trailers and fifth-wheels	$727,783	$653,478	$160,696	$142,848
Motorhomes	47,937	34,612	12,659	8,776
RV aftermarket	25,334	19,119	5,549	4,405
Adjacent industries	92,640	73,716	19,758	15,953
Total RV Segment net sales	893,694	780,925	198,662	171,982

MH Segment:
Manufactured housing original equipment manufacturers	80,245	80,392	17,304	18,714
Manufactured housing aftermarket	13,719	13,110	3,342	2,788
Adjacent industries	27,918	26,696	5,639	6,750
Total MH Segment net sales	121,882	120,198	26,285	28,252

Total net sales	$1,015,576	$901,123	$224,947	$200,234

Operating Profit: (1)
RV Segment	$68,248	$47,172	$14,150	$6,236
MH Segment	11,926	12,416	2,022	2,063
Total segment operating profit	80,174	59,588	16,172	8,299
Executive succession	(1,876)	(1,456)	-	(1,456)
Total operating profit	$78,298	$58,132	$16,172	$6,843

(1) Effective with the second quarter of 2013, in connection with the management succession and relocation of the corporate office from New York to Indiana, corporate expenses, accretion related to contingent consideration and other non-segment items, which were previously reported on separate lines, have been included as part of segment operating profit. Corporate expenses are allocated between the segments based upon net sales. Accretion related to contingent consideration and other non-segment items are included in the segment to which they relate. The segment disclosures from prior years have been reclassified to conform to the current year presentation.

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DREW INDUSTRIES INCORPORATED

BALANCE SHEET INFORMATION

(unaudited)

	December 31,
(In thousands)	2013	2012

Current Assets
Cash and cash equivalents	$66,280	$9,939
Accounts receivable, net	31,015	21,846
Inventories	101,211	97,367
Deferred taxes	12,557	10,073
Prepaid expenses and other current assets	14,467	14,798
Total current assets	225,530	154,023
Fixed assets, net	125,982	107,936
Goodwill	21,545	21,177
Other intangible assets, net	59,392	69,218
Deferred taxes	12,236	14,993
Other assets	8,499	6,521
Total assets	$453,184	$373,868

Current liabilities
Accounts payable, trade	$24,063	$21,725
Dividend payable	46,706	-
Accrued expenses and other current liabilities	47,422	48,055
Total current liabilities	118,191	69,780
Other long-term liabilities	21,380	19,843
Total liabilities	139,571	89,623
Total stockholders' equity	313,613	284,245
Total liabilities and stockholders' equity	$453,184	$373,868

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DREW INDUSTRIES INCORPORATED

SUMMARY OF CASH FLOWS

(unaudited)

	Twelve Months Ended December 31,
(In thousands)	2013	2012

Cash flows from operating activities:
Net income	$50,119	$37,340
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	27,500	25,665
Stock-based compensation expense	10,839	6,318
Deferred taxes	269	(668)
Other non-cash items	1,867	654
Changes in assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(9,013)	774
Inventories	(3,403)	(4,727)
Prepaid expenses and other assets	(2,288)	(10,738)
Accounts payable	2,296	5,983
Accrued expenses and other liabilities	4,491	12,088
Net cash flows provided by operating activities	82,677	72,689

Cash flows from investing activities:
Capital expenditures	(32,595)	(32,026)
Acquisitions of businesses	(4,750)	(1,473)
Proceeds from sales of fixed assets	1,444	5,420
Other investing activities	(154)	(119)
Net cash flows used for investing activities	(36,055)	(28,198)

Cash flows from financing activities:
Exercise of stock options and deferred stock units	15,175	8,217
Proceeds from line of credit borrowings	135,452	52,227
Repayments under line of credit borrowings	(135,452)	(52,227)
Payment of special dividend	-	(45,038)
Payment of contingent consideration related to acquisitions	(5,456)	(4,315)
Net cash flows provided by (used for) financing activities	9,719	(41,136)

Net increase in cash	56,341	3,355

Cash and cash equivalents at beginning of period	9,939	6,584
Cash and cash equivalents at end of period	$66,280	$9,939

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DREW INDUSTRIES INCORPORATED

SUPPLEMENTARY INFORMATION

(unaudited)

	Twelve Months Ended December 31,			Three Months Ended December 31,
	2013		2012	2013		2012
(Industry Data(1))(in thousands of units):
Industry Wholesale Production:
Travel trailer and fifth-wheel RVs	268.0		242.9	60.1		54.7
Motorhome RVs	38.3		28.2	9.4		6.9
Manufactured homes	60.2		54.9	14.9		13.0
Industry Retail Sales:
Travel trailer and fifth-wheel RVs	252.5	(2)	222.9	36.2	(2)	32.5
Impact on dealer inventories	15.5	(2)	20.0	23.9	(2)	22.2
Motorhome RVs	31.3	(2)	24.0	5.7	(2)	4.6

	Twelve Months Ended December 31,
	2013	2012
Drew Content Per Industry Unit Produced:
Travel trailer and fifth-wheel RV	$2,716	$2,690
Motorhome RV	$1,252	$1,227
Manufactured home	$1,332	$1,465

	December 31,
	2013	2012
Balance Sheet Data:
Current ratio	1.9	2.2
Total indebtedness to stockholders' equity	-	-
Days sales in accounts receivable	16.5	14.3
Inventory turns, based on last twelve months	7.9	7.8

	2014
Estimated Full Year Data:
Capital expenditures (million)	$32	-	$36
Depreciation and amortization (million)	$27	-	$29
Stock-based compensation expense (million)	$11	-	$13
Annual tax rate		37%

(1) Industry wholesale production data for travel trailer and fifth-wheel RVs and motorhome RVs provided by the Recreation Vehicle Industry Association. Industry wholesale production data for manufactured homes provided by the Institute for Building Technology and Safety. Industry retail sales data provided by Statistical Surveys, Inc.

(2) December retail sales data for RVs has not been published yet, therefore 2013 retail data for RVs includes an estimate for December 2013 retail units.

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